EXHIBIT 99.6

AMENDMENT NO. 1
to
JAPAN LOCAL CURRENCY ADDENDUM

This AMENDMENT NO. 1 TO JAPAN LOCAL CURRENCY ADDENDUM (this “Amendment”), dated as of January 23, 2009, is entered into by and among Caterpillar Financial Services Corporation (“CFSC”) and Caterpillar Finance Corporation (“CFC” and together with CFSC, the “Borrowers”), The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Japan Local Currency Agent (the “Japan Local Currency Agent”) and as Japan Local Currency Bank (the “Japan Local Currency Bank”) and Citibank, N.A., as Agent (the “Administrative Agent” and together with the Japan Local Currency Agent, the “Agents”) under the Credit Agreement, dated as of September 20, 2007, among the Borrowers, Caterpillar Inc. (“Caterpillar”), the Banks party thereto and the Agent (as the same has been and may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Each capitalized term used herein and not defined herein shall have the meaning ascribed thereto in the Credit Agreement.

PRELIMINARY STATEMENTS

The Borrowers, the Japan Local Currency Bank and the Agents are parties to the Japan Local Currency Addendum, dated as of September 20, 2007 (as the same may be further amended, restated, supplemented or otherwise modified from time to time, the “Addendum”).  The Borrowers have requested that the Japan Local Currency Bank and the Agents amend the Addendum as hereinafter set forth, and the Japan Local Currency Bank and the Agents have agreed to amend the Addendum pursuant to the terms of this Amendment.

SECTION 1.  Amendment to the Addendum.  Effective as of the date hereof, subject to the satisfaction of the conditions precedent set forth in Section 3 below, the Addendum is hereby amended as follows:

1.1  Paragraph 4 of Schedule II to the Addendum is amended and restated in its entirety as follows:

‘“Interest Rates:

Each Japan Local Currency Advance that is a TIBO Rate Advance shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at a rate per annum equal to the sum of (i) the TIBO Rate for such Japan Local Currency Advance for such Interest Period plus (ii) the Applicable Margin as in effect from time to time during such Interest Period; provided, however, after the occurrence and during the continuance of an Event of Default or an event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both, the provisions of Section 2.07(d) of the Credit Agreement shall be applicable.  Each Japan Local Currency Advance that is a Japan Base Rate Advance shall bear interest during any Interest Period at a per annum rate equal to the sum of (i) the Japan Base Rate plus (ii) the Applicable Margin in effect from time to time during such Interest Period.  The terms of Section 2.07 and the other provisions of the Credit Agreement shall otherwise govern the accrual and payment of interest on Japan Local Currency Advance.”’

SECTION 2.  Reaffirmation of CFSC Guaranty.  CFSC hereby reaffirms all of its obligations under Article IX of the Credit Agreement and acknowledges and agrees that such obligations remain in full force and effect and are hereby ratified, reaffirmed and confirmed.

SECTION 3.  Conditions Precedent.  This Amendment shall become effective and be deemed effective as of the date hereof upon the Administrative Agent’s receipt of duly executed counterparts of each of the following:

3.1   this Amendment from each Borrower, the Agents and the Majority Japan Local Currency Banks;

3.2  Amendment No. 2 to Credit Agreement (Five-Year Facility) of even date herewith with respect to the Credit Agreement from each Borrower, Caterpillar, the Agents and the Banks; and

3.3  Consent to Credit Agreement (Five-Year Facility) of even date herewith with respect to the Credit Agreement from each Borrower, Caterpillar and the Majority Banks (the “Consent”).

SECTION 4.  Covenants, Representations and Warranties of the Borrowers.

4.1  Upon the effectiveness of this Amendment and the Consent, each Borrower hereby reaffirms all covenants, representations and warranties made by it in the Addendum, as amended hereby, and agrees that all such covenants, representations and warranties shall be deemed to have been re-made as of the effective date of this Amendment.

4.2  Each Borrower hereby represents and warrants that (a) this Amendment constitutes a legal, valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditor’s rights generally and by the effect of general principles of equity and (b) upon the effectiveness of this Amendment and the Consent, no Event of Default shall exist with respect to such Borrower and no event shall exist which, with the giving of notice, the lapse of time or both, would constitute an Event of Default with respect to such Borrower.

SECTION 5.  Reference to and Effect on the Addendum.

5.1  Upon the effectiveness of this Amendment, each reference in the Addendum to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import shall mean and be a reference to the Addendum, as amended hereby, and each reference to the Addendum in any other document, instrument or agreement executed and/or delivered in connection with the Addendum shall mean and be a reference to the Addendum as amended hereby.

5.2  Except as specifically amended above, the Addendum and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

5.3  The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any party under the Addendum or any other document, instrument or agreement executed in connection therewith, nor constitute a waiver of any provision contained therein, except as specifically set forth herein.

SECTION 6.  Execution in Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.  A facsimile or PDF copy of any signature hereto shall have the same effect as the original of such signature.

SECTION 7.  Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of New York without regard for conflict of law principles that would result in the application of any law other than the internal law of the State of New York.

SECTION 8.  Headings.  Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers or representatives thereunto duly authorized as of the date first above written.

CATERPILLAR FINANCIAL SERVICES CORPORATION

By   /s/ David A. Kacynski
  Name: David Kacynski
  Title: Treasurer

CATERPILLAR FINANCE CORPORATION

By   /s/ David A. Kacynski
  Name: David A. Kacynski
  Title:  Director

CITIBANK, N.A., as Agent

By   /s/ Kevin A Ege
  Name:  Kevin A Ege
  Title:  Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Japan Local Currency Agent

By   /s/ Muneya Taniguchi
  Name:  Muneya Taniguchi
  Title:  Chief Manager

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Japan Local Currency Bank

By   /s/ Muneya Taniguchi
  Name:  Muneya Taniguchi
  Title:  Chief Manager